AKERS BIOSCIENCES, INC.

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is made and entered into as of the ____ day of __________, 20__ (the “Effective Date”) by and between Akers Biosciences, Inc., a New Jersey corporation (the “Company”), having an address at 201 Grove Road, Thorofare, New Jersey 08086 and __________________ (“Grantee”), having an address at _________________________________________.

1.             Grant of Restricted Shares. Pursuant to this Agreement, the Company grants to Grantee a restricted stock award (the “Restricted Stock Award”) of ________________ shares of the Company's common stock, par value $.001 per share (the “Common Stock”). The Restricted Stock Award is granted pursuant to the Akers Biosciences, Inc. 2013 Incentive Stock and Award Plan (the “Plan”) and is subject to the terms, conditions and restrictions of the Plan and this Agreement. The Common Stock subject to the Restricted Stock Award are referred to collectively as the “Restricted Shares.” Capitalized terms used and not otherwise defined in this Agreement have the meanings given such terms in the Plan.

2.             Basic Terms of Restricted Shares.

(a)          Restrictions. (i) The Restricted Shares granted hereby are non-transferable and subject to forfeiture until they become Vested as set forth herein. Upon any attempt to Transfer Unvested Restricted Shares, the Restricted Shares and all rights and privileges given hereby shall immediately terminate and the Restricted Shares shall be forfeited to the Company. Restricted Shares, once Vested, shall be fully tradable, subject to applicable federal and state securities laws.

(ii)         As used in this Agreement:

(A)         “Restrictions” means the Transfer restrictions and forfeiture conditions applicable to Restricted Shares under this Agreement and the Plan;

(B)         “Transfer” means a transfer, assignment, pledge, hypothecation or other disposition of the Restricted Shares or any right or privilege pertaining thereto, otherwise than by will or by the laws of descent and distribution, or upon the levy of any execution, attachment or similar process thereupon;

(C)         “Unvested” means Restricted Shares that have not yet become Vested (as defined herein); and

(D)         “Vest” or “Vested” means the lapse or removal of the Restrictions (as defined above).

(b)          Vesting.

(i)          Except as otherwise provided in this Agreement, and subject to the continuous employment of Grantee with the Company until the date on which the Restricted Shares are scheduled to Vest, an aggregate amount of ________ Restricted Shares (the “Time-Based Restricted Shares”) shall Vest in accordance with Schedule A hereto.

(ii)         Subject to the continuous employment of Grantee with the Company until the date on which the Restricted Shares are scheduled to Vest, the remainder of the Restricted Shares shall Vest upon the satisfaction of the conditions contained in Schedule B attached hereto (the “Performance-Based Restricted Shares”).

(c)          Except as otherwise provided herein, Grantee will not be required to make any payment to the Company (other than past and future services to the Company) with respect to Grantee’s receipt of the Restricted Shares, the vesting of the Restricted Shares or the delivery of the Common Stock to be issued in respect of this Agreement.

(d)          Grantee agrees that upon receipt of any stock certificates for Unvested Restricted Shares, Grantee shall deposit each certificate with the Company, or other escrow agent as the Company may appoint, together with a stock power endorsed in blank or other appropriate instrument of Transfer, to be held by the Company or escrow holder until the time at which the Company delivers unrestricted shares of Common Stock to Grantee. If at any time Grantee forfeits any Unvested Restricted Shares pursuant to this Agreement, the Grantee agrees to return the certificate or certificates for such Unvested Restricted Shares to the Company duly endorsed in blank or accompanied by a stock power duly executed in blank.

(e)          Termination of Service. Unvested Restricted Shares are subject to forfeiture upon Grantee’s termination of employment (“Termination of Service”). If Grantee incurs a Termination of Service, Grantee may continue to hold any Restricted Shares that have Vested prior to such Termination of Service subject to the terms of this Agreement and on the following terms and conditions:

(i)          Involuntary Termination of Service for Cause or Voluntary Termination of Service without Good Reason. If Grantee incurs an involuntary Termination of Service as the result of a dismissal by the Company for Cause (as defined below) or as the result of Grantee’s voluntary Termination of Service without Good Reason (as defined below), all Restricted Shares that have not Vested prior to such Termination of Service shall be immediately forfeited to the Company without payment of any consideration or amount to Grantee or any other “person” (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (“Person”) in connection with such forfeiture. For purposes of this Agreement, “Good Reason” shall mean, to the extent that there is an employment or other agreement governing the relationship between Grantee and the Company that contains a definition of “good reason,” Good Reason shall have the meaning as defined therein. Otherwise, “Good Reason” shall have the definition contained in the Plan. Likewise, for purposes of this Agreement, “Cause” shall mean, to the extent that there is an employment or other agreement governing the relationship between Grantee and the Company that contains a definition of “cause,” Cause shall have the meaning as defined therein. Otherwise, “Cause” shall have the definition contained in the Plan.

(ii)         Involuntary Termination of Service without Cause or Voluntary Termination of Service for Good Reason.  If Grantee incurs an involuntary Termination of Service as the result of a dismissal without Cause or as the result of Grantee’s voluntary Termination of Service for Good Reason, then any Restricted Shares that have not Vested prior to such Termination of Service shall be forfeited to the Company without payment of any consideration or amount to Grantee or any other Person in connection with such forfeiture and Grantee may continue to hold any Restricted Shares that have Vested prior to termination subject to the terms of this Agreement.

(iii)        Death.  If Grantee incurs a Termination of Service as the result of Grantee's death, then any Restricted Shares that have not Vested prior to such Termination of Service but would have been Vested in the twelve (12) month period after the effective date of such Termination of Service shall become Vested. The remainder shall be forfeited to the Company without payment of any consideration or amount to Grantee or any other Person in connection with such forfeiture. Grantee may continue to hold any Restricted Shares that have Vested prior to termination subject to the terms of this Agreement.

(iv)         Disability, Normal Retirement or Early Retirement. If Grantee incurs a Termination of Service as the result of Grantee's Disability, Normal Retirement or Early Retirement, then any Restricted Shares that have not Vested prior to such Termination of Service but would have been Vested in the ninety (90) day period after the effective date of such Termination of Service shall become Vested. The remainder shall be forfeited to the Company without payment of any consideration or amount to Grantee or any other Person in connection with such forfeiture. Grantee may continue to hold any Restricted Shares that have Vested prior to termination subject to the terms of this Agreement.

3.          Transfer of the Unvested Shares upon Forfeiture.  Grantee hereby authorizes and directs the Committee to take such steps as may be necessary to cause the Transfer to the Company of the Unvested Shares that have been forfeited by Grantee.

4.          Issuance of Shares. Restricted Shares shall be evidenced by stock certificates, which certificates shall be registered in the name of Grantee and shall bear the restrictive legends described in Section 8 hereof.

5.          Rights as a Stockholder.  Except as otherwise provided in this Agreement or the Plan, Grantee shall have all rights of a stockholder with respect to the Restricted Shares (including Unvested Shares), including, without limitation, the right to receive dividends and the right to vote the Restricted Shares, for record dates occurring on or after the Effective Date and prior to the date, if any, on which the Restricted Shares are forfeited in accordance with the Plan and this Agreement. With respect to Unvested Restricted Shares, property that Grantee is entitled to receive with respect to such Unvested Restricted Shares shall be subject to the Restrictions. Notwithstanding the foregoing, nothing herein or in the Plan shall be deemed to confer on Grantee any right to continued employment with the Company or limit in any way the right of the Company to terminate such employment at any time.

6.          Adjustment Transactions.  In the event of that any special or extraordinary dividend or other extraordinary distribution is declared (whether in the form of cash, Company Stock, or other property), or there occurs any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event, an appropriate and proportionate equitable adjustment shall be made in accordance with Section 8 of the Plan in the number and kind of Restricted Shares subject to this Agreement. Any additional or different shares or securities issued as the result of such an adjustment will be held or delivered in accordance with this Agreement and will be deemed to be included within the term “Restricted Shares.” The Company will make cash payments in lieu of any fractional shares.

7.          Withholding Taxes.  The Company's obligation to issue Restricted Shares and to recognize the Vesting of any such Shares is subject to Grantee’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements in connection with such issuance or Vesting (the “Withholding Amount”).  If Grantee fails to timely remit to the Company an amount in cash equal to the Withholding Amount, the Company shall have the right and is hereby authorized to withhold from Grantee’s Vested Restricted Shares or from any compensation or other amount otherwise payable by the Company to Grantee in an amount up to, but not to exceed, the Withholding Amount.

8.             Legend; Transfer Restrictions.

(a)          Legend.  Grantee consents to the placing on the certificate for any Restricted Shares (including shares received as a result of stock dividends, stock splits or other forms of recapitalization) prior to the Vesting of the Restricted Shares relating thereto of the following legend (in addition to any other legend or legends required under the Securities Act of 1933, as amended, and other applicable federal and state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND VESTING REQUIREMENTS (THE “RESTRICTIONS”) AS SET FORTH IN THE 2013 INCENTIVE STOCK AND AWARD PLAN OF AKERS BIOSCIENCES, INC. AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND AKERS BIOSCIENCES, INC., COPIES OF WHICH ARE ON FILE WITH THE COMPANY.  ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, ALIENATION, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT.

(b)          Transfer Restrictions. The Restricted Shares that have Vested may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Grantee agrees that the Company (i) may refuse to cause the Transfer of Restricted Shares that have Vested to be registered on the applicable stock transfer records if such proposed Transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (ii) may give related instructions to the transfer agent to stop registration of the transfer of the Vested Restricted Shares.

9.             Miscellaneous.

(a)          Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and Grantee.

(b)          Any notices or other communications required or permitted under this Agreement (“Notices”) shall be in writing and shall be either personally delivered, sent by express or first class mail (postage prepaid), return receipt requested, sent by nationally recognized overnight courier service (overnight delivery, charges prepaid) or by facsimile delivery as follows:

If to the Company:

Akers Biosciences, Inc.
201 Grove Road
Thorofare, NJ 08086
Attn: [●]
Facsimile: _____________

With a copy to:	Lucosky Brookman LLP
(which shall not	101 Wood Avenue South, 5th Floor
constitute notice)	Woodbridge, NJ 08830
Attn: Joseph M. Lucosky, Esq.
Facsimile: (732) 395-4401

If to Grantee:	To Grantee’s address as set forth herein.

Either party hereto may change its address for Notices by written Notice to the other given in accordance with this Section 9(b). Notices shall be deemed given when delivered personally, three days after deposit in the U.S. mail, two business days after deposit with a nationally recognized overnight courier service and upon receipt of confirmation of facsimile transmission, as applicable.

(c)          The Restricted Stock Award and the rights and obligations of the Company and Grantee hereunder are subject to the terms and conditions of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. Any Committee interpretation of the provisions of the Plan or this Agreement shall be final and binding on all parties.

(d)          This Agreement shall be governed by and construed in accordance with the laws of the State of [●].

(e)          In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable for the other provisions thereof and the remaining provisions hereof will continue to be valid and fully enforceable.

(f)          The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

(g)          It is intended that this Agreement will comply with or be exempt from Section 409A of the Code and any regulations and guidelines issued thereunder, and the Agreement shall be interpreted on a basis consistent with such intent. This Agreement may be amended in any respect deemed necessary by the Committee in order to preserve compliance with Section 409A of the Code and the following shall be construed accordingly –

(1)         For the purposes of Code section 409A, the entitlement to a series of installment payments will be treated as the entitlement to a single payment.

(2)         Other provisions of the Plan notwithstanding, if, upon the written application of the Grantee, the Committee determines that the Grantee has an Unforeseeable Emergency, the Committee may, in its sole discretion, direct the payment to the Grantee of all or a portion of the balance of his or her vested interest in a Restricted Stock Award in a lump sum payment, provided that any such withdrawal shall be limited by the Committee to the amount reasonably necessary to meet the emergency, including amounts needed to pay any income taxes or penalties reasonably anticipated to result from the payment. No payment may be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Grantee’s assets or to the extent the liquidation of such assets would not cause severe financial hardship.

(3)         Except as otherwise provided for in this paragraph (3), the Committee may not otherwise permit the acceleration of the time or schedule of any vesting of a Restricted Stock Award scheduled to be paid pursuant to the Plan, unless such acceleration of the time or schedule is (i) necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code) or to comply with a certificate of divestiture (as defined in section 1043(b)(2) of the Code), (ii) de minimis in nature (as defined in regulations promulgated under section 409A of the Code), (iii) to be used for the payment of FICA taxes on amounts deferred under the Plan, or (iv) equal to amounts included in the federal personal taxable income of the Grantee under section 409A of the Code.

(4)          An election to defer the lapse of restrictions on a Restricted Stock Award shall not take effect until at least 12 months after the date on which the election is made and in the event that an election to defer the lapse of restrictions is made other than in the event of death, Disability or the occurrence of an Unforeseeable Emergency, payment of such award must be deferred for a period of not less than 5 years from the date that restrictions would have otherwise lapsed. For purposes of this Agreement, the term “Unforeseeable Emergency” shall mean a severe financial hardship to the Grantee resulting from an illness or accident of the Grantee, the Grantee’s spouse, or a dependent (as defined in Code section 152(a)) of the Grantee, loss of the Grantee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Grantee.

(5)         The Company may, in its sole discretion, terminate the Plan (in whole or in part) with respect to one or more Grantees and distribute to such affected Grantees their vested interest in any Restricted Stock Award in a lump sum as soon as reasonably practicable following such termination, but if, and only if, (i) all nonqualified defined contribution deferred compensation plans maintained by the Company are terminated, (ii) no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within 12 months of the termination of the Plan, (iii) all payments of the vested interest in Restricted Stock Awards are made within 24 months of the termination of the Plan, and (iv) the Company acknowledges to the Grantees that it will not adopt any new nonqualified defined contribution deferred compensation plans at any time within five (5) years following the date of the termination of the Plan.

(h)          Grantee shall keep the terms of this Agreement strictly confidential, other than as may be necessary to enforce his or her rights hereunder or as otherwise required by law.

(i)          This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

AKERS BIOSCIENCES, INC.

By:
Name:
Title:

GRANTEE’S ACCEPTANCE

The undersigned hereby accepts the foregoing Restricted Stock Agreement, acknowledges receipt of a copy of the Akers Biosciences, Inc. 2013 Incentive Stock and Award Plan and agrees to the terms and conditions of both.

Name:

SCHEDULE A

TIME VESTED SHARES

DATE	NUMBER OF RESTRICTED SHARES THAT BECOME VESTED

______________	______________

SCHEDULE B

PERFORMANCE VESTED SHARES